Exhibit 10.3

CONTRACT № 4
Investing по инвестированию строительства жилого дома

City of Moscow	January 10, 2008.

Limited Liability Company «SOMO» (in Russian – “СОМО”), further called the "Builder", represented by the General Director Plavnik Roman Genrikhovich, acting on the basis of the Charter, on the one hand, and the Limited Liability Company “ICECOM” (In Russian -«АИСКОМ»), further called the "Investor", represented by the General Director Vohontsev Sergey Konstantinovich, acting on the basis of the Charter, on the other hand, together called "Parties", have executed the following Contract:

1.           SUBJECT OF THE CONTRACT

According to the present contract the Investor assumes liability to invest capital funds in the construction of the Project in the amount and based on the conditions stipulated by the present contract, and the Builder guarantees to develop the Project by using own and/or third-party contractors in accordance with Master Plan, and after completing of the construction to transfer the share of the Project further described in this contract back to the Investor.
 Both Parties are guided by the Federal law of the Russian Federation «About investment activity in the Russian Federation which is carried out in the form of capital investments» from 02.25.1999 39 – FЗ and positions of the present contract, when drafting and executing the present contract.

Project Description:

Residential apartment building with the built-in / attached commercial infrastructure, including parking lot, located at the construction address: Krasnodarskii region, city of Sochi, Khostinskii district, Kurortniy prospect, in area of an apartment building № 105/5 (further “Project”), namely (according to the Preliminary Project plan in the form of Exhibit 1 to the existing contract):

Total size of the project – 53 896 м3

Total size of the building 15 791 м2 (including basement and ground floor)

Total size of apartments – 8564 м2

Total area of balconies and loggias at apartments – 1403,7 м2

Total area of social infrastructure (where 2-levels parking lots for 94-car spaces, mini-market, beauty salon, fitness center, etc. – are located) – 4 165м2

Total area of hallways on each floor and corridors for common use – 1 658 м2

Total number of the apartments – 117, from which
- 1-bedroom – 56
- 2-bedroom – 24
- 3-bedroom – 31
- 4-bedroom – 2
- 5-bedroom – 4

Total number of floors – 11 (including: 10-residential, 1-commercial).

 The right of the Builder to execute such transactions with the Investor is based on:

•	The Resolution of the Head of Sochi № 73/12 от 05.02.2003 г. (Appendix № 2);
•	The Resolution of the Head of Sochi № 628 от 05.04.2006 г. (Appendix № 3);
•	The Lease Agreement № 4900003888 from 05.22.2006 года (Appendix № 4);
•	The contract about transfer of the rights and responsibilities under the lease agreement of the land lot between ООО «SKAT+» и ООО «SOMO» от 09.14.2006 г. (Appendix № 5);
•	The conclusion on accommodation of object of the construction, issued by Committee of Architecture and town-planning of Administration of Sochi of Krasnodarskii region (Appendix № 6);
•	The town-planning plan of the land lot №1327 issued by Committee of Architecture and town-planning of Administration of Sochi of Krasnodarskii region (Appendix № 7);
•
The Investment Contract in residential apartment building located: Kurortniy prospect, Khostinskii district of Sochi, between the Administration of the City and ООО «SOMO» № 03.3/154 от 08.06.2007 г. (Appendix № 8);

•	The conclusion about engineering-geological conditions for the construction, issued by MUP of Sochi «Municipal institute of the master plan» (Appendix № 9).

          Al documents listed in section 1.5 are the essential part of this Contract.

2.  INVESTOR’S TERM SHEET.

 The total construction costs of the Project as of the date of the execution of this contract (before 01.10.2008 years), are defined by the MOU to carry out the related costs (Appendix 10), signed by both parties.

 The estimated total amount of financing of construction is 277 055 042,98 (two hundred seventy seven millions fifty five thousand forty two roubles and 98 kopeks) plus 50% (fifty percent) of the lease payments for using the land lot.

The total amount is based on the following costs:

Total cost of construction and infrastructure is 261 738 812,00 (two hundred sixty one million seven hundred thirty eight thousand eight hundred twelve roubles of 00 kopeks). The given cost is calculated according to the Local resource budget calculation as of 2 quarter 2007 (Appendix 11). The given cost may vary depending on actually executed works, change in costs of building materials, labor and other. Final cost will defined upon completion of the construction.

Total cost of the Master Plan (5,5 % from the total construction cost of the project) – 14 395 635,00 (Fourteen millions three hundred ninety five thousand six hundred thirty five roubles of 00 kopeks). The given sum may vary in accordance with the total cost of construction and infrastructure.

50 % from the amount of the lease payments for using the land lot, stipulated under the Lease Agreement № 4900003888 from 05.22.2006 (Appendix № 4).

The amount of lease payments is defined annually in order stipulated by the Lease Agreement № 4900003888 from 22.05.2006 (Appendix № 4).

The amount of lease payments established at the moment of the conclusion of the present contract, and, accordingly, their part, which is a subject of compensation by the Investor agreed by the parties in the Appendix 4/1.

If the lease payment for the land lot will change the Builder must notify the Investor within 5 (five) business days. The parties, by executing the Additional Addendum to the present contract will establish the exact amount of payment, as well as terms of payment.

Total capital investment of the construction by the Investor is 50% (fifty percent) from the total amount of financing of the Project, which is equal to:

130 869 406,00 (Hundred thirty millions eight hundred sixty nine thousand four hundred six roubles of 00 kopecks) – 50 % from the total construction budget.

7 197 817,50 – (Seven millions hundred ninety seven thousand eight hundred seventeen roubles of 00 kopecks) – 50 % from the cost of Master Plan.

50 % lease payment for the land lot.

Total approximate amount of financing is 138 527 521,49 (Hundred thirty eight millions five hundred twenty seven thousand five hundred twenty one ruble and 49 kopecks) and 50 % of lease payment for the land lot. The said amount of financing is approximate and can be changed in cases stipulated by the present contract. If the total amount of financing will change it will require the additional agreement to the present contract to be drafted.

If the delay by the Investor to transfer capital funds will result the Builder under its obligations given to the third party-contractors of the Project to occur debts, including penalties and fees, the Investor will be responsible to pay such debts from the investment resources.

In result of realization of the investment project at the Builder the economy of the money resources directed by the Investor, such money resources not later than 15 (fifteen) days from the moment of detection of such economy is formed should be returned to the Investor, or under the agreement of parties the given money resources can be зачтены as the investment means which are a subject entering into the subsequent terms, the investments stipulated by the Schedule (Appendix 12).

The Builder confirms the paid expenses copies with the executed contracts, copies of payment documents and bank receipts, copies of certificates of the executed works, copies of accounts which the Builder monthly gives to the Investor. Copies of documents on the expenses, suffered by the Builder till the moment of the conclusion of the present contract (up to 10.01.2008) are transferred the Investor during 5-ти the working days from the moment of signing the existing agreement.

Specified in section 2.2. the amount of financing includes payment of rent of the ground area, the design-budget documentation, construction of Object, communications and other engineering constructions, accomplishments of adjoining territory, cost of the nature protection and other necessary works stipulated by the design-budget and allowing documentation.

The investor brings money resources on investment of construction in the volume stipulated section 2.3.4 of the present contract, and according to the Schedule of the investment, being an integral part of the present contract (Appendix 12). The schedule of investment is made by the Parties annually not later on January, 31st year for which financing is planned.

The schedule of investment for 2008 is made in view of that the first payment of the Investor should be made after 3 quarters 2008, but not later on October, 31st, 2008.

If necessary and under the written application of the Builder probably transfer of money resources by the Investor earlier or after the period of the financing stipulated by the schedule of payments.

Money resources can be listed as directly on the settlement account of the Builder, and under its written instruction to the third parties.

The fact of transfer of money resources the Investor will prove to be true copies of payment assignments with a mark of bank about execution and bank extracts. In the afternoon of execution of payment day of receipt of money resources on the settlement account of the Builder admits.

All calculations between the Parties are made in the Russian roubles.

The payments received by the Builder or under its written instruction by the third parties within the limits of the present contract, are made out by the Certificate of verification.

The certificate of verification is made quarterly and subscribes the Parties. It should contain the instruction for the sums of the money resources listed by the Investor within the limits of the present contract on the end of quarter, with Appendixes of corresponding financial documents (all invoices, certificates of the executed works, payment assignments and extracts from bank). The certificate of verification is made with an accrued result.

3.  RIGHTS & RESPONCIBILITIES OF THE PARTIES

 Develop is responsible:

To provide with own forces or with attraction of contractors construction of Object in exact conformity with the design-budget documentation and in the constructions established by the schedule terms and performance of all kinds of works on construction of Object in full, and also on an accomplishment of territory adjoining to them, including all the works stipulated by documents on construction, and also other works which have been not mentioned in these documents, but necessary for a construction of Object and for its delivery when due hereunder the state commission.

To receive the sanction to construction and to carry out all necessary coordination with the authorized state bodies; to conclude the turnkey contract on construction of Object and the contract on rendering of services of the technical Customer.

To carry out the control over a course of construction, conformity of volumes and costs of actually executed works and the spent building materials to volumes and cost of works and the materials, shown in payment, and to volume of the investment means which are a subject transfer by the Investor.

The builder conducts the separate accounting and tax account of inhabited and uninhabited premises.

To inform the Investor under its requirement about the performance of works on construction of Object.

To use capital funds received from the Investor, on a special-purpose designation – on construction of Object.

Without the power of attorney to conduct common causes in a subject of the present Contract and to make all constructions of the transaction necessary for realization with the third parties.

Not later than 15 (fifteen) days from the moment of delivery of Object of the state commission, signing of the corresponding certificate and its input in operation to transfer to the possession of the Investor under the certificate of acceptance-transfer the share caused by the present contract in the Object, certain in view of positions of item 4.4, 4.5 present contracts, and also to make all the actions necessary for the state registration of the property right of the
Investor on a share in Object.

Charges related to the state registration of the property right to a share in Object are born by the Investor.

Investor is responsible for:

To carry out transfer of investment means for construction of Object according to the schedule of payments (Appendix 12).

To bear expenses under the maintenance and operation of Object to proportionally size of a share of the Investor in Object from the moment of delivery of Object in operation.

To use Object according to its purpose.

The investor has the right to receive the information from the Builder about a course of performance of works on construction of Object.

The preliminary consent of the Investor before registration in the property of a share in Object is not required. Registration is made according to правоустанавливающими documents and the present contract on investment by way of, established by the legislation of the Russian Federation.

The parties establish that the Object, and also the right to purchase of a share cannot serve in the right of the general property to it a subject of the mortgage till the moment of occurrence at the Parties of the property right.

About all changes in payment, post and other requisites of the Party are obliged immediately (during 3 (three) the working days) to inform each other.

The investor has the right to concede according to the current legislation, from the notice of the Builder, to the third parties in full or in part the competences under the present Contract unilaterally under contracts of a concession of the rights of investment.

Acting as the Investor on construction of Object, in case of the termination of construction of Object, the Investor gets the right to a part of not completed object, to proportionally brought investments.

4. SCHEDULE OF REALIZATION OF THE DEVELOPMENT AND THE ORDER OF COMPLETION OF THE INVESTMENT PROJECT.

Completion date of construction of Object is approximately 2 quarter 2010. In case of need this term can be prolonged by the Parties.

Upon completion of the construction and input of Object in operation of the Party acquire the right of the general share property to Object.

The share of the Investor in the equity of the Project makes 50% (fifty percent) and is defined according to Appendix № 4 to the existing agreement.

According to item 2.4 of the Investment Contract between Administration of Sochi and the Builder, the Builder participates in development of a social, engineering and transport infrastructure of Sochi by transfer to the municipal property (a share of city) 9,4% (nine whole four tenth percent) total areas of Object. Hence, transfer of a share of the Investor will be carried out after transfer to the municipal property of a share of city and, accordingly, the share of the Investor certain according to item 4.3. The present contract should be reduced by a share of city.

In case of purchase by the Builder of a share of city in the Project (as stipulated in item 2.11 of the Investment Contracts), the Investor finances such expenses at a rate of 50% (fifty percent). Thus the Builder gives to the Investor all documents according to which cost of a share of city is defined, and the documents confirming its actual payment.

Not later than 15 (fifteen) days from the moment of delivery of the Project to the state commission, signing of the corresponding certificate and its exploitation transfer to the possession the Investor under the certificate of acceptance-transfer the share caused by the present contract in the Object, certain in view of positions of item 4.4, 4.5 present contracts, and also to make all the actions necessary for the state registration of the property right of the Investor on a share in Object.

All costs related to the state registration of the property right to a share in the general property are carried by the Investor.

5.  DEVELOPER’S COMPENSATION.

Under the present contract the Investor pays compensation for performance of the obligations assigned to the Builder at a rate of 159 300 (hundred fifty nine thousand three hundred roubles of 00 kopecks), including the VAT of 18%, in a month.

The compensation to the Builder is paid starting 10.01.2008.

The compensation specified in item 5.1 of the present contract, the Investor lists on the settlement account of the Builder monthly not later than 15 dates, following for expired.

The given funds are not investment, are considered by the Builder separately and spent by it independently under his discretion.

6.  FORCE-MAJEUR CIRCUMSTANCES

The parties under the present Contract are relieved from the responsibility for partial or full default of obligations under the present Contract if it was consequence of force-majeur circumstances. Thus term of performance of obligations is removed in proportion to time during which circumstances or the consequences caused by these circumstances operated.

 «Форс-мажор» означает:

Any Resolution, order, written directive of any State organ, under the jurisdiction of which is any Side of the Contract or the Object, not depending on the form of the document: the law, the Resolution or written directive of competent State organ, under the jurisdiction of which is any Side of the Contract, which hinders from the fulfillment of the Contract by the Sides.

Any revolt, rebellion confusion or military actions in state scale.

The conflagrations, floods and other natural disasters, directly influenced on the construction.

Any similar events which are beyond the rational control of Sides or Side.

The presence of such circumstances are to be proved by the document, issued by corresponding authorized agency.

If force-majeur circumstances last more than three months, the Sides have right to cancel the Contract untimely.

7.  TERMS OF THE AGREEMENT.

This Contract becomes active from the moment of signing it by the Sides.

The period of validity of the Contract is terminated from the moment of fulfillment of the Sides their obligations, provided by this Contract, putting the Object to the State Commission and State Registration of property right of Investor according the conditions of the Contract and total settlement of accounts between the Sides.

8.  QUALITY OF THE PROJECT. QUALITY GUARANTEES.

The quality of spaces of the Object, transferred to the Investor by the Builder according this Contract, is to be in agreement of project documentation of the Object, CN&R and another demand in construction area.

The warranty period is three years from the moment of signing of the Act of transfer-receipt of the share in the Object. All the defects, found out during this period, which couldn’t be find out while inspection of the Object and signing the transfer-receipt Act, are to be eliminated by the Builder by himself or obtained forces in 30 days from the Investor’s information of him.

9.  RESOLUTION OF DISPUTES.

All other issues, which are not determined in the Contract, the Sides settle according the legislation of Russian Federation.

The Sides will settle the disputes by negotiations. The negotiation means as oral consultations of Sides, as the exchange the messages between the Sides.

In case of non-reaching of the agreement in the disputes in course of negotiations, the Sides can take it into court under the rules of jurisdiction.

10.  OTHER CONDITIONS.

Any information about the financial position and Contract conditions with the third persons, taking part in the construction of the Object, will be confidential and non-disclosure. Other conditions of confidentiality may be fixed under the demand of any Side.

All the changes and additions are formalized by additional contracts between Sides in written form, which is an integral part of the Contract.

This Contract is worked out in 7(seven) pages, per one to each Side. All the copies have equal legal force and are original.

11.  APPENDEXIES TO THE CONTRACT.

 Appendix 1 – «the Preliminary Project plan»;
 Appendix 2 – the Decision of the Chapter of Sochi 73/12 from 05.02.2003;
 Appendix 3 – the Decision of the Chapter of Sochi 628 from 05.04.2006;
 Appendix 4 – the Contract about granting the ground area in using on a hire basis (the contract of rent) 4900003888 from 22.05.2006 years;
 Appendix 4/1 – « the Agreement on definition of a part of a rent for using the ground area, a subject compensation due to means of the Investor »;
 Appendix 5 – the Contract about transfer of the rights and duties under the contract of rent of the ground area between Open Company " SLOPE " and Open Company " СОМО " from 14.09.2006;
 Appendix 6 – the Conclusion on accommodation of object of the construction, given out by Committee of architecture and town-planning of Administration of Sochi of Krasnodar territory;
 Appendix 7 - the town-planning plan of the ground area 1327 which have been given out by Committee of architecture and town-planning of Administration of Sochi of Krasnodar territory;
 Appendix 8 – the Contract of investment in construction of a multiroom apartment house on street the Resort prospectus in area Hostinskom of Sochi between Administration of city Sochi and Open Company " СОМО " 03.3/154 from 06.08.2007;
 Appendix 9 – the Conclusion about engineering-geological conditions for the construction, given out МУП of Sochi « Municipal institute of the general plan».
 Appendix 10 – «the Report of the coordination of expenses for construction of the Object, suffered by the Builder for the conclusions of the contract of investment (up to 09.10.2008)».
 Appendix 11 – «local resource budget calculatio ».
 Appendix 12 – «the Schedule of investment».
 Appendix 13 – «Shares of the Investor».
 The specified appendices are an integral part of the present contract.

12.  ADDRESSES AND REQUISITES OF THE PARTIES

10. SIGNATURES OF THE PARTIES:

BUILDER: General Director ООО «SOMO»	INVESTOR: General Director ООО «ICECOM»
/s/ Plavnik R.G./	/s/ Vokhontsev S.К.
(signature)	(signature)
м.p.	м.p.